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November 18, 1999



ValueClick, Inc.
6450 Via Real
Carpinteria, California
Telephone: (805) 684-6060

CONSENT TO USE OF INFORMATION IN REGISTRATION STATEMENT AND PROSPECTUS

Ladies and Gentlemen:

         The undersigned hereby grants to ValueClick, Inc., a Delaware corporation (the "Company"), permission to disclose the information that is highlighted in EXHIBIT A attached hereto, substantially in the form contained in EXHIBIT A, in the Company's Registration Statement on Form S-1 and related Prospectus which it intends to file shortly with the Securities and Exchange Commission.

         The undersigned acknowledges and understands that the proposed language is subject to some change and modification by the Company prior to its inclusion in the final Prospectus relating to this offering, including changes suggested by the staff of the Securities and Exchange Commission, and that the language contained in the final Prospectus may vary somewhat from the language which is attached as EXHIBIT A.

         As a condition to the undersigned's permission, the Company will not sell any of the information included in EXHIBIT A and the undersigned will be credited as the source of the information.



Yankee Group


By:  /s/ Berge Ayvazian
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       (signature)

Name:    Berge Ayvazian
     ----------------------------


Title:  President, CEO
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                                                                       EXHIBIT A




1. "Additionally, the Yankee Group expects e-commerce transactions will increase from $25 billion in 1998 to $699 billion in 2002, a compound annual growth rate of 130%."

2. "The Yankee Group estimates that the number of people using the Internet worldwide will grow from 140 million in 1998 to over 570 million by the end of 2003."